

                                                            Exhibit 12
                                                            ----------

                              CONRAIL INC.
                              ------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
                             ($ In Millions)

                                          Quarters Ended    Nine Months Ended
                                           September 30,       September 30,
                                          --------------    -----------------

                                          1994     1993     1994        1993
                                          ----     ----     ----        ----
Earnings
- --------
  Pre-tax income                          $174     $ 58     $287        $268
   Add:
    Interest expense                        48       48      143         138
    Rental expense interest factor           7        5       25          17
   Less equity in undistributed (earnings)
    loss of 20-50% owned companies          (3)      (4)     (10)        (11)
                                          ----     ----     ----        ----
Earnings available for fixed charges      $226     $107     $445        $412
                                          ====     ====     ====        ====


Fixed charges
- -------------
  Interest expense                          48       48      143         138
  Rental expense interest factor             7        5       25          17
  Capitalized interest                       1                 1           1
                                          ----     ----     ----        ----
Fixed charges                             $ 56     $ 53     $169        $156
                                          ====     ====     ====        ====


Ratio of earnings to fixed charges        4.04x    2.02x    2.63x       2.64x


For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed (earnings) loss of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.